Destiny Media Technologies to Commence Trading
on the TSX Venture Exchange

Vancouver, British Columbia – October 8, 2010 – Destiny Media Technologies (OTCBB: DSNY) (TSX-V: DSY) is pleased to announce that it has received approval from the TSX Venture Exchange for the listing of its common shares under the symbol “DSY”. PI Financial Corp. acted as a sponsor in connection with the listing. The trading is scheduled to commence on October 12, 2010.

Shares issued: 50,907,347
Outstanding warrants: 7,246,250 (average strike price US $.50, range US $.22 –US $.70)
Outstanding options: 3,225,000 (average strike price US $.44, range US $.25 –US $.50)
Fiscal Year end: August 31
US Transfer Agent: Transfer Online
Canadian Transfer Agent: Equity Transfer & Trust Company

Destiny will continue to repurchase shares under its previously announced 2.5 million share repurchase program. To date, Destiny has repurchased a total of 1,285,500 shares at an average price of US $0.44 per share for a total approximate cost of US $567,898. The details of Destiny’s share purchase program are set out in its listing application filed on SEDAR.

Investors should refer to Destiny’s listing application filed on SEDAR and other SEDAR filings for additional information.

Destiny will continue to be quoted as DSNY on the OTCBB in the US and as DME on the Berlin, Frankfurt, Xetra and Stuttgart exchanges in Germany.

About Destiny Media Technologies
Destiny Media (http://www.dsny.com) is the developer of the Play MPE® system (http://www.plaympe.com) which the recording industry uses to securely distribute new pre-release music through the internet to trusted recipients such as radio, media and VIP's. Real time usage statistics are available at http://www.plaympe.com/v4/company/plaympestats.php

Company Contact:
Fred Vandenberg
CFO Destiny Media Technologies, Inc.
604 609 7736 x236
fredv@dsny.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy and accuracy of this release.

Safe Harbor Statement:

This News Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations. These factors include, but are not limited to, the Company's ability to implement and complete its share repurchase program and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.